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[Chart Industries Logo]                                    Exhibit 99

For Immediate Release

Contact:  Don A. Baines
          Chief Financial Officer
          Chart Industries, Inc.
          (440)753-1490

                    CHART INDUSTRIES COMPLETES ACQUISITION OF
                        U.K. HEAT EXCHANGER MANUFACTURER


Mayfield Heights, Ohio - March 30, 1998 - Chart Industries, Inc. (NYSE:CTI) announced today that it has completed the acquisition of the Industrial Heat Exchanger ("IHE") division of IMI Marston Limited, a wholly owned subsidiary of IMI plc. Under the terms of the agreement, Chart Marston Limited, a wholly owned Chart subsidiary located in the U.K. and formed for the purposes of this acquisition, paid 21 million pounds in cash (approximately $35.1 million) for the assets of IHE.

Located in Wolverhampton, near the city of Birmingham in the U.K., IHE manufactures brazed aluminum heat exchangers for industrial cryogenic applications. For its year ended December 31, 1997, IHE had sales of approximately $30 million. The company's backlog at the close of 1997 was $26.1 million.

Arthur S. Holmes, Chart's Chairman and Chief Executive Officer, said, "I am very pleased to welcome Chart Marston Limited to the Chart family of companies. With our newly established presence in the U.K., we have significantly expanded our global reach for Chart's cryogenic heat exchanger products and developed a strategic base for introducing other Chart products to customers in Europe and related growth markets. We expect Chart Marston Limited to be accretive to earnings in 1998 and to become an increasingly profitable contributor in the future.

Chart Industries, Inc., manufactures standard and custom-built industrial process equipment primarily for low-temperature and cryogenic applications. The Company also manufactures other industrial equipment such as structural pipe supports, stainless steel tubing, and high-vacuum systems. Headquartered in Mayfield Heights, Ohio, Chart has operations located in Arkansas, California, Colorado, Louisiana, Massachusetts, New Hampshire, Ohio, Pennsylvania and Wisconsin.

                            Chart Industries, Inc.
         5885 Landerbrook Dr., Suite 150 Mayfield Heights, Ohio 44124
                       (440)753-1490   Fax(440)753-1491